Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 18, 2019 with respect to the consolidated financial statements and internal control over financial reporting incorporated by reference in the Annual Report of Contango Oil & Gas Company on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Contango Oil & Gas Form’s S-8 (File No. 333-229336, File No. 333-170236 and File No. 333-189302).

/s/ GRANT THORNTON LLP

Houston, Texas

June 14, 2019